Exhibit 23.1



CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Ryan's Family Steak Houses, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 0-10943) on Form S-8 of Ryan's Family Steak Houses, Inc. and subsidiaries of our report dated January 26, 2000, except for Note 14, as to which the date is January 28, 2000, relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. as of December 29, 1999 and December 30, 1998, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 29, 1999, which report is incorporated by reference in the 1999 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.

                                   /s/KPMG LLP
Greenville, South Carolina
March 27, 2000